CUSIP No. 22765D209	13G	Page 8 of 8 Pages

EXHIBIT 1

JOINT FILING AGREEMENT

Revelation Special Situations Fund Ltd, Revelation Capital Management Ltd and Chris Kuchanny, in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, hereby agree that the statement on Schedule 13G to which this Agreement is attached as an exhibit is, and any amendments thereto filed by any of us will be, filed on behalf of each such company, that each such company is responsible for the timely filing of the Schedule 13G and any amendments thereto and for the completeness and accuracy of the information concerning such company contained therein.

Dated: October 10, 2011	Revelation Special Situations Fund Ltd

/s/ Chris Kuchanny
	Name:	Chris Kuchanny
	Title:	Director

Revelation Capital Management Ltd

/s/ Chris Kuchanny
	Name:	Chris Kuchanny
	Title:	Chairman and Chief Investment Officer

/s/ Chris Kuchanny
Chris Kuchanny

Page 8 of 8 Pages